Exhibit 10.1

2014 AMEREN EXECUTIVE INCENTIVE PLAN FOR OFFICERS

SUMMARY
The Ameren Executive Incentive Plan (EIP) is intended to reward eligible Officers for their contributions to Ameren’s success. The EIP rewards Officers for Ameren’s earnings per share (EPS) results, safety performance results and individual performance. The EIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). Ameren reserves the right at its sole discretion to revise, modify, suspend, continue or discontinue the EIP after the current plan year.

EIP ELIGIBILITY
All Officers who are actively employed on December 31, 2014 are eligible to participate in the EIP pursuant to the terms described herein. Additionally, Officers who terminate employment during the plan year (or following the plan year but before the award is paid) because they retire, die, become disabled, or are involuntarily terminated as a result of a reduction in force, elimination of position, or change in strategic demand, are eligible to participate in the EIP pursuant to the terms described herein. Officers who voluntarily or involuntarily terminate employment for any reason other than those reasons described in the prior sentence during the plan year or following the plan year but before awards are paid, forfeit participation in the EIP.

AWARD OPPORTUNITIES
Award opportunity percentages are set by the Human Resources Committee of the Board of Directors. Officers will receive individual communication regarding their incentive target opportunity expressed as a percentage of their 2014 base salary. 2014 base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination, if earlier. However, if salary changes during the plan year, proration will apply as specified in “Job changes during plan year (e.g. salary increase, new role, etc.)” under “Impact of Employment Events” (below).

PLAN STRUCTURE
The EIP is designed to reward Officers for their contributions to Ameren’s success. This is accomplished by rewarding Officers for the achievement of EPS goals, safety performance and their own personal contributions to Ameren’s performance. The EIP has four primary components: (1) performance metrics (EPS & Safety); (2) a base award; (3) an individual performance modifier; and (4) an individual incentive payout. These components are described in more detail below.

Performance Metrics (EPS & Safety)
All Officers should be focused on both the financial and operational success of our organization. Thus, Officers will be rewarded for financial (EPS) and safety (Lost Workday Away cases or “LWA”) performance. These metrics are weighted as follows: 90% based on EPS and 10% based on safety LWA performance.

Three levels of performance achievement will be established to reward eligible Officers for results achieved in EPS & safety performance. Achievement between the established levels will be interpolated. The three levels are defined as follows:

1.
Threshold: Threshold is the minimum level of Ameren performance achievement necessary for incentive funds to be available. This level must be achieved to justify the payment based on our fiduciary responsibility to our shareholders.

2.	Target: This is the targeted level of Ameren EPS & safety achievement.

3.
Maximum: This level shares higher rewards in years of outstanding performance. This level will be very difficult to achieve, but in years of outstanding performance, Officers will share in Ameren’s success.

Base Award
Following the conclusion of the plan year, Ameren’s EPS & safety performance will be measured. EPS achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-operating or significant events not anticipated in the business plan when EPS achievement levels were established as determined by the Committee at its sole discretion and as permitted by the Ameren Corporation 2014 Omnibus Incentive Compensation Plan (“Plan”). Using these performance results, a formulaic base award will be determined for each Officer. As described below, this formulaic base award will then be subject to modification based on the Officer’s individual performance.

Individual Performance Modifier
The base award for each Officer may be adjusted up by as much as 50% or down by as much as 50% with the ability to pay zero for poor or non-performance, based on the Officer's individual contributions and performance during the plan year, as determined by the Committee at its sole discretion and as permitted by the Plan. Demonstrated leadership and the achievement of key operational goals will be considered when further modifying the base award for each Officer.

Individual Incentive Payout
The individual incentive payout represents the actual incentive award an Officer will receive as a result of both Ameren’s performance and the Officer’s own individual performance. Subject to the terms described herein, the maximum payout under the EIP is 200% of the Officer's target incentive opportunity.

EIP PAYOUT
Awards will be paid by March 15, 2015.

Impact of Employment Events
The following table shows the impact of various employment events.

Employment Event	Payout
Hire during plan year	The award pays out by March 15, 2015 based on 2014 base salary and EPS & safety performance, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.
Job changes during plan year (e.g. salary increase, new role, etc.)
The award pays out by March 15, 2015, pro rata based on any changes in target incentive opportunity, salary, performance metric and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.

Death, disability or retirement during plan year or following plan year but before award is paid
The award pays out by March 15, 2015 based on 2014 base salary and EPS & safety performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier.

Paid, unpaid or military leave of absence during plan year	Treated as a period of normal employment.
Involuntary termination as a result of a reduction in force, elimination of position, or change in strategic demand
The award pays out by March 15, 2015 based on 2014 base salary and EPS & safety performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, assuming the eligible participant signed and returned the Company’s approved general release and waiver within 45 days of termination and the seven day revocation period (from the date of signed release) has expired.

Other involuntary or voluntary termination	No payout if termination occurs during the plan year or following the plan year but before award is paid.
Change of control	The impact of Change of Control is described in the Second Amended and Restated Ameren Corporation Change Of Control Severance Plan, as amended. Please refer to this document for further information.

The Committee will review and has the authority to approve the final amount of payment. All payments are within the complete and sole discretion of the Committee. The final payment granted is final and conclusive and not subject to review.

CONTACT
Questions regarding this plan may be directed to the Director, Talent Management & Executive Compensation at 314.554.2049, or the Executive Compensation Manager at 314.206.0642.

ADMINISTRATION
This EIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this EIP, all of which will be binding upon participants. If any provision of this EIP conflicts in any manner with the Plan, the terms of the Plan shall control.

MISCELLANEOUS
No employee shall have any claim or right to receive an award under this EIP. Neither this EIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this EIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.